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                                                                    EXHIBIT 99.1
                                                               INVESTOR CONTACT:
                                                                Claudia Pieropan
                                                         Chief Financial Officer
                                                                  (949) 559-4444
                                                       www.hineshorticulture.com
                                                       -------------------------

             HINES HORTICULTURE FINALIZES BANK AND BOND AMENDMENTS

Irvine, California - November 28, 2000 - Hines Horticulture, Inc. (NASDAQ: HORT) today announced that Hines Nurseries, Inc., its wholly owned subsidiary, has received approval from its senior lenders and from the holders of its senior subordinated notes to amend the terms of its senior credit facilities and its senior subordinated notes. Hines believes these amendments will provide increased financial flexibility to meet anticipated working capital needs, particularly in its peak selling season.

Effective November 28, 2000, the senior credit facilities were amended to provide the Company with an additional $30 million of revolving loan commitments, which were guaranteed by Madison Dearborn Capital Partners, L.P., the Company's majority stockholder. Borrowings under these commitments may be initiated and outstanding at any time between March 15 and June 15 of 2001 and 2002.

The amendment to the senior credit facilities increased the interest rate on all loans by 1/4% to 1/2%, reset the financial covenants that establish minimum interest coverage ratios and net worth levels, maximum leverage ratios and capital expenditure amounts, and added a minimum EBITDA


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covenant. The amendment also modified the "clean down" requirement under the working capital revolving credit facility, and provided for additional restrictions on the Company's ability to make acquisitions and reinvest proceeds from asset sales. Finally, the amendment provided for a permanent waiver to supercede the temporary waivers issued by the senior lenders on November 10, 2000 with respect to two of the covenants of the senior credit facilities. All other terms of the senior credit facilities remain substantially unchanged.

Effective November 28 2000, Hines Nurseries also received the approval of its noteholders to amend the terms of its senior subordinated notes due 2005 to expand the definition of "permitted indebtedness" to include, among other things, all indebtedness under the senior credit facilities, as amended by the amendment described above. In consideration for the amendment, Hines Nurseries agreed to pay to consenting noteholders a fee of $35 per $1,000 of the principal amount of Notes outstanding, to amend the terms of the notes to increase the interest rate from 11 3/4% to 12 3/4% per annum, and to increase the optional redemption price to 106% of the principal amount outstanding. In addition, Hines Nurseries agreed to increase the purchase price upon a change of control from 101% to 105%, to add to the events that constitute a change of control, and to pay a premium at maturity equal to 5% of the principal amount to be repaid at that time. All other terms of the notes remain unchanged.

Hines Horticulture is a leading operator of commercial nurseries in North America, producing one of the broadest assortments of container-grown plants in the industry. The Company sells its nursery products primarily to the retail segment, which includes premium independent garden centers,


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as well as leading home centers and mass merchandisers, such as Home Depot,
Lowe's, Wal-Mart, Kmart and Target. The Company is also the largest North American producer and marketer of sphagnum peat moss and professional peat and bark-based growing media, which it sells to professional customers, including greenhouse growers, nursery growers and golf course developers.

Some of the statements and information contained in this press release constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Some of the forward-looking statements contained in this press release include, but are not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding performance, financial condition, plans and objectives. Actual results may differ materially from the forward-looking information in this release.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release are publicly available in Hines Horticulture's filings with the Securities and Exchange Commission, including the Prospectus filed on June 22, 1998 pursuant to Rule 424(b) under the Securities Act of 1933.

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